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                                                                  Exhibit 23.11


     To the Board of Directors of Stjarn TVnatet AB (formerly Singapore International Svenska AB)

     We conducted our audit of the financial statements of Singapore Telecom International Svenska AB for the year ended March 31, 1998 in accordance with auditing standards generally accepted in Sweden, which are substantially the same as those generally accepted in the United States.

PricewaterhouseCoopers
Stockholm, Sweden
September 17, 1999